EXHIBIT 99.1

DENVER, CO / ACCESSWIRE / April 2, 2025 / SOBR Safe, Inc. (NASDAQ:SOBR) ("SOBRsafe"), provider of next-generation transdermal alcohol detection solutions, today announced that it will proceed with a 1-for-10 reverse stock split ("Reverse Stock Split") of its outstanding shares of common stock (the "Common Stock") following approval by its board of directors. This ratio is within the range approved by stockholders at the annual meeting of SOBRsafe’s shareholders held on December 9, 2024.

The Reverse Stock Split is expected to become effective at 12:01 a.m., Eastern Time, on April 4, 2025. SOBRsafe expects the Common Stock will begin trading on a post-split basis at the market open on April 4, 2025, under the existing symbol "SOBR" with the new CUSIP number 833592 405.

When the Reverse Stock Split is effective, every ten shares of the Common Stock issued and outstanding will be combined automatically into one share of Common Stock.  This will reduce the number of issued and outstanding shares of common stock from approximately 15,261,445 shares to approximately 1,526,145 shares. The Reverse Stock Split will apply equally to all outstanding shares of Common Stock, and each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split, except for minor adjustments that may result from the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. With respect to any fractional shares, fractional amounts will be rounded up to the nearest whole number with post-split shares issuable to any shareholder who would otherwise be entitled to receive a fractional post-split share.   Additionally, all common shares equivalent securities including warrants and equity compensation awards outstanding immediately prior to the Reverse Stock Split will be proportionately adjusted.

Equiniti Trust Company, LLC ("Equiniti") is acting as the exchange agent and transfer agent for the Reverse Stock Split.

Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders holding certificated shares will receive a transmittal letter from Equiniti as soon as practicable after the Reverse Stock Split is affected. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate or certificates representing the pre-Reverse Stock Split shares of Common Stock for a statement of ownership. Stockholders owning shares through a bank, broker or other nominee will have their positions adjusted to reflect the Reverse Stock Split.

Additional information about the Reverse Stock Split can be found in SOBRsafe's definitive proxy statement (Form DEF 14A) filed with the U.S. Securities and Exchange Commission (the "SEC") on November 15, 2024.